Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 512 7207
Frank Sanfilippo (314) 725 5500
Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL ANNOUNCES NASDAQ

NATIONAL MARKET LISTING

Stock Symbol (EFSC) to Trade on Major Exchange

St. Louis, February 7, 2005 – Enterprise Financial Services Corp. (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, announced today that it has met the listing requirements for the NASDAQ National Market, and shares of its common stock begin trading on the NASDAQ on Tuesday, February 8, 2005. The company’s stock will trade under the “EFSC” symbol.

Previously, the company’s stock had been traded on the Over the Counter (OTC) Bulletin Board. Over the past year, just 39 of the 3,304 OTC companies have moved to the NASDAQ – only 1%. Shares of EFSC rose 32% in value in 2004 and have more than doubled in price since July of 2002. The company’s market cap is approximately $185 million.

“We are very proud to see our company’s stock listed on the NASDAQ’s national market,” said Kevin Eichner, president and CEO of Enterprise Financial. “This marks a major milestone for us on the way to positioning EFSC as a high growth performer in the small cap financial services space. It should increase Enterprise Financial’s visibility with institutional investors, strengthen liquidity, and provide investors with greater access to information on our company. These are all important factors in building a broader shareholder base.”

For the year ended December 31, 2004, Enterprise Financial reported record net income of $8.2 million, or $0.82 per fully diluted share, a 17 percent increase over the $0.70 per fully diluted share in 2003. For the quarter ended December 31, 2004, net income was $1.8 million, or $0.18 per fully diluted share, vs. $1.4 million or $0.14 per share in the same quarter of 2003—a 29 percent increase in earnings per share. The compounded annual growth rate in earnings per share for EFSC since 2002 has been 26 percent.

About Enterprise Financial:

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals. For more information about Enterprise Financial, visit the company’s website at www.enterprisebank.com.

About NASDAQ:

NASDAQ is the largest U.S. electronic stock market. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com.

To qualify for national listing on the NASDAQ, companies must meet very stringent criteria including:

•	Audit Committee comprised of independent directors with certain levels of experience and knowledge,

•	Independent Compensation Committee of the Board,

•	Formal written charter or board resolution governing the director nominations process, and

•	Code of Conduct applicable to all employees and directors.

Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2003 Annual Report on Form 10-K.

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